                                                                   EXHIBIT 12(C)
                            BANKBOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (excluding interest on deposits) for the three months ended March 31, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                         Three Months Ended
                                             March 31,                                 Years Ended December 31,
                                        ---------------------        -------------------------------------------------------------
(Dollars in millions)
                                           1997          1996            1996          1995         1994         1993         1992
                                        -------      --------         -------      --------     --------     --------     --------
Net income                            $    207      $     155       $     650     $     678    $     542  $      367    $       338
Extraordinary items, net of tax                                                                        7                        (73)
Cumulative effect of changes
 in accounting principles, net of  tax                                                                          (24)
Income tax expense                         139            112             483           529          422        262             190
                                          ----           ----           -----         -----        -----      -----            ----

     Pretax earnings                  $    346      $     267        $  1,133     $   1,207    $     971  $     605     $       455
                                          ----           ----           -----         -----        -----      -----            ----
Fixed charges:
  Portion of rental expense
    (net of sublease
     rental income) which
     approximates the
     interest factor                  $     10      $      10        $     40     $      38    $      35  $      36     $        37
  Interest on borrowed funds               255            254             873         1,079        1,038        384             352
                                          ----           ----           -----         -----        -----      -----            ----

     Total fixed charges                   265            264             913         1,117        1,073        420             389

Preferred stock dividend
  requirements                              16             16              65            68           67         61              33
                                          ----           ----           -----         -----        -----      -----            ----
Total combined fixed charges
  and preferred stock dividend
  requirements                        $    281      $     280        $    978     $   1,185    $   1,140  $     481     $       422
                                          ====           ====           =====         =====        =====      =====            ====

Earnings (for ratio calculation)
  (Pretax earnings
  plus total fixed charges)           $    611      $     531        $  2,046     $   2,324    $   2,044  $   1,025     $       844
                                          ====           ====           =====         =====        =====      =====            ====


Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements             2.17           1.90            2.09          1.96         1.79       2.13            2.00
                                          ====           ====           =====         =====        =====      =====           =====

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.